Exhibit 10.3

American Well Corporation

Additional Award Agreement

THIS ADDITIONAL AWARD AGREEMENT (“Agreement”) is made and entered into as of the 4th day of November, 2024 by and among American Well Corporation and any of its divisions, affiliates, subsidiaries, their successors and assigns and all other related entities (collectively, the “Company”), on the one hand, and Mark Hirschhorn (“Executive”), on the other hand.

WITNESSETH:

WHEREAS, the Company has determined that it desires assurances of the continued availability of the services of Executive in order to provide continuity of high-quality services to Company; and

WHEREAS, in furtherance of these goals, the Company has signed an employment agreement with Executive (“Employment Agreement”) pursuant to which Company agreed to provide incentives to Executive as a material inducement to a person or persons being hired by the Company, subject to the terms and conditions provided herein.

NOW THEREFORE, in consideration of the foregoing and of other good and valuable consideration, the Company and the Executive hereby enter into this Agreement and agree as follows:

1.
Term.

This Agreement shall commence as of the date of the later signature below (the “Effective Date”) and shall continue until the earlier of (a) October 21, 2028 and (b) such date as of which Executive’s employment with the Company shall terminate.

2.
Retention Payment and Eligibility Criteria.

A retention payment in the aggregate amount of Five Million Dollars ($5,000,000.00) will be paid to Executive, less legally required deductions (collectively, the “Retention Amount”), in four (4) equal tranches of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) on each of October 21, 2025; October 21, 2026, October 21, 2027 and October 21, 2028 (each, a “Retention Date”), except as provided in the Employment Agreement; provided, however, that Executive acknowledges that he has not earned any portion of the Retention Amount, unless he has remained employed through the applicable Retention Date (except as provided in the Employment Agreement) and has met all of the criteria set forth below, in which case the applicable tranche of the Retention Amount will be earned on the corresponding Retention Date.

The Retention Amount shall be considered a stock or cash-based Award granted pursuant to Section 3.5 the 2024 Inducement Plan (the “Plan”) and is subject to the terms of the Plan. Each tranche of the Retention Amount, to the extent it becomes vested, shall be settled in cash, unless and to the extent the Independent Compensation Committee determines in its sole discretion that it shall be settled in shares of Common Stock or other property (in which case it shall be settled in such shares or other property, as applicable, with an aggregate fair market value equal to the tranche (or portion thereof) being settled in such shares or other property).

In order to be eligible to receive the Retention Amount, Executive acknowledges that he must meet the following criteria:

1. Executive or the Company, as applicable, must fulfill, meet or accomplish annual key performance indicators (“KPIs”) set by the Company’s Compensation Committee to earn each tranche of the Retention Amount. Generally, the

KPIs shall be related to the Company’s EBITDA targets and appreciation of the Company valuation. The determination of the achievement of all KPIs shall be made by the Company’s Compensation Committee in its sole discretion and shall be binding on all persons, including Executive. If the applicable KPI(s) with respect to an applicable portion of the Retention Amount are not achieved, such portion of the Retention Amount shall be forfeited effective as of the Retention Date to which it relates without payment due thereon.

2. Executive is actively employed by the Company on the date of the Retention Amount payment.

3. Executive has not given notice of his intent to resign from employment on or before the date of the Retention Amount payment.

4. The Company has not given Executive notice of its intent to terminate Executive’s employment on or before the date of the Retention Amount payment in connection with any willful or gross misconduct by Executive with respect to the performance of his duties or any violation of Company policies.

5. Executive has complied with Section 4 of this Agreement.

3. Employment-At-Will; Termination

Subject to the terms of the Employment Agreement, nothing in this Agreement changes the Executive’s status with the Company as an Executive “at will” for an indefinite term, and Executive may be terminated at Executive’s option or the option of the Company at any time, with or without cause or notice, except that Executive agrees to use reasonable efforts to give the Company at least two (2) weeks prior written notice before resigning such employment.

4. Nondisclosure and Confidentiality.

To the extent permitted by law, prior to the time this Agreement is publicly filed by the Company, Executive shall keep the provisions of this Agreement in strict confidence and shall not disclose the existence or terms of the Agreement to any third party. However, nothing in this article shall preclude Executive from disclosing the provisions of this Agreement in confidence to his spouse, legal counsel, or tax accountant subject to obtaining an obligation on their parts not to further disclose such information. Executive understands that this article on confidentiality is a material term of this Agreement and a breach by Executive could result in termination of the Agreement and/or other actions for damages by Company.

5. Entire Agreement.

This letter agreement contains all of the understandings and representations between the Company and Executive relating to the Retention Amount and this letter agreement supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to the subject matter hereof (including, without limitation, the Company’s obligations under Section 4(c) of the Employment Agreement); provided, however, that this letter agreement shall not otherwise supersede the Employment Agreement, which shall remain in full force and effect. This letter agreement may not be amended or modified unless in writing signed by both the Company and the Executive.

6. Assignment.

(a) Executive acknowledges and agrees that this Agreement is personal to the Executive and the Executive may not assign any rights or delegate any obligations or duties hereunder; provided that this Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, heirs, distributes, devisees and legatees.

(b) This Agreement, and the rights and obligations of the Company hereunder, shall inure to the benefit of, and shall be binding upon, any successor or assign of the Company or all or substantially all of the business and/or assets of the Company (whether direct or indirect, by merger, purchase, consolidation, operation of law or otherwise) and may be assigned by the Company to any entity that shall succeed to the business and assets of the Company. As used in this

Agreement, “Company” shall mean the Company as defined herein and any successor to the Company or its business and/or assets as aforesaid.

7. Governing Law; Venue; Jury Waiver

This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts (without reference to principles of conflicts or choice of law that would cause the application of the internal laws of any other jurisdiction). Any legal action concerning this Agreement shall be brought exclusively in courts situated in Suffolk County, Massachusetts. Executive expressly consents to and agrees to subject himself to the jurisdiction of the courts in Massachusetts, federal or state, for purposes of determining any and all rights or obligations under this Agreement and hereby waives any objection that Executive may have based upon lack of personal jurisdiction, improper venue or forum non conveniens. IN ANY SUCH PROCEEDINGS, EXECUTIVE AND COMPANY HEREBY KNOWINGLY AND WILLINGLY WAIVE AND SURRENDER THEIR RIGHT TO TRIAL BY JURY AND AGREE THAT SUCH LITIGATION SHALL BE TRIED TO A JUDGE SITTING ALONE AS THE TRIER OF BOTH FACT AND LAW, IN A BENCH TRIAL, WITHOUT A JURY.

8. Waiver.

The waiver by either party of a breach of any term of this Agreement shall not operate or be construed as a waiver of a subsequent breach of the same provision by either party or of the breach of any other term or provision of this Agreement.

9. Acknowledgment.

Executive acknowledges that Executive has the right to consult with legal counsel of his choosing before entering into this Agreement, and Executive represents that he has either availed himself of this opportunity or, in the alternative, has knowingly and voluntarily foregone the assistance of legal counsel. Executive further acknowledges that Executive has carefully read and fully understands the provisions of this Agreement, and that Executive is voluntarily entering into it without any duress or pressure from the Company.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first written above.

American Well Corporation

By:_s/o Bradford Gay_________________________

Name: Brad Gay

Title: General Counsel

Date: November 4, 2024

ACKNOWLEDGED AND AGREED:

By:_s/o Mark Hirschhorn_________________________

Name: Mark Hirschhorn

Date: November 4, 2024